WILLSCOT MOBILE MINI REPORTS FOURTH QUARTER 2023 AND FULL YEAR 2023 RESULTS

Record Financial Performance in 2023 with Strong Growth and Execution Continuing in 2024

PHOENIX, February 20, 2024 - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible space solutions, today announced fourth quarter and full year 2023 results and provided an update on operations and the current market environment, including the following highlights:

Q4 2023
•Revenue increased 4% to $612 million and Adjusted EBITDA increased 7% year-over-year to $288 million.
•Adjusted EBITDA Margin of 47.0% expanded 160 basis points year-over-year.
•Generated Free Cash Flow of $166 million, up 35% year-over-year, and Free Cash Flow Margin of 27.2%.
•Returned $136 million to shareholders by repurchasing 3.5 million shares of Common Stock during the quarter.
•Acquired leading clearspan structures platform.
•Maintained leverage sequentially at 3.3x Net Debt to Adjusted EBITDA as of December 31, 2023, inside our target range of 3.0x to 3.5x.

Full Year 2023
•Revenue increased 10% to $2,365 million, income from continuing operations increased 24% to $342 million, and Adjusted EBITDA increased 20% to $1,061 million.
•Adjusted EBITDA Margin of 44.9% expanded 360 basis points year-over-year.
•Generated Free Cash Flow of $577 million, up 75% year-over-year, and Free Cash Flow Margin of 24.3%.
•Generated $396 million of capital available for reinvestment through divestiture of UK Storage segment in Q1 2023.
•Invested $562 million of capital in 8 acquisitions, including establishment of market leading positions in climate-controlled storage and clearspan structures.
•Generated 18% Return on Invested Capital2 ("ROIC") over the last 12 months, which increased approximately 232 basis points year-over-year.
•Returned $811 million to shareholders by repurchasing 18.5 million shares of Common Stock, reducing our share count by 8.6% over the last twelve months as of December 31, 20231.

2024 Outlook
•Issued FY 2024 Adjusted EBITDA outlook range of $1,125 million to $1,200 million, representing 6% to 13% growth in our continuing operations versus 2023.
•On January 29, 2024, WSC announced a definitive agreement to acquire McGrath RentCorp (NASDAQ: MGRC). The Company expects the transaction to close in Q2 2024. In light of this transaction, WSC intends to host its Investor Day later this year after the transaction closes and will provide additional details in due course.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini, commented, "2023 was a record year for WillScot Mobile Mini across our financial metrics. We built our platform to deliver consistent compound returns irrespective of market conditions, which is evident in our results as we enter 2024. We eclipsed our $1 billion Adjusted EBITDA milestone faster than we expected, generated $577 million of Free Cash Flow, reduced common shares outstanding to 190 million, and grew earnings per share from continuing operations by 35% year-over-year. And we delivered these results while making the right investments to position our platform for the long-term benefit of our customers, employees, and shareholders. In 2023, we upgraded our CRM system, which gives us the most scalable technology platform in the industry. We divested the UK Storage segment and reinvested those proceeds here in North America. And we extended our unmatched offering of space solutions with the addition of industry-leading platforms in climate-controlled storage and clearspan structures."

Soultz continued, "Heading into 2024, our strategy is unchanged, and we will continue to invest in capabilities to differentiate our offering. We have immediate and significant tailwinds across rates, Value-Added Products (VAPS), margins, and M&A. We are making new investments in both human capital and digital tools, leveraging a powerful combination of local market intimacy and scale, to create an unparalleled customer experience. And our innovation pipeline has never been stronger, as we commercialize new and creative temporary space solutions for our customers."

Soultz concluded, "Our pending acquisition of McGrath RentCorp (NASDAQ: MGRC) will accelerate our growth as we extend our differentiated value proposition for the benefit of all of our stakeholders. And while we work to close that transaction, we do so knowing that it complements the extraordinary opportunity set that we are already executing within our platform. Thank you to our team for delivering the strongest year in our Company's history. I am confident that our track record of growth and execution will continue in 2024 and beyond."

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share data)	2023	2022	2023	2022
Revenue	$612,376	$590,554	$2,364,767	$2,142,623
Income from continuing operations	$86,328	$99,018	$341,844	$276,341
Adjusted EBITDA from continuing operations[2]	$287,802	$268,090	$1,061,465	$883,874
Adjusted EBITDA Margin from continuing operations (%)[2]	47.0%	45.4%	44.9%	41.3%
Net cash provided by operating activities	$219,322	$200,420	$761,240	$744,658
Free Cash Flow[2,5]	$166,280	$122,906	$576,589	$330,334
Weighted Average Dilutive Shares Outstanding	194,097,351	213,872,403	201,849,836	221,399,162
Free Cash Flow Margin (%)[2,5]	27.2%	20.0%	24.3%	14.1%
Return on Invested Capital[2]	18.5%	19.2%	17.7%	15.4%

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA by Segment (in thousands)[2,6]	2023	2022	2023	2022
Modular	$161,561	$150,687	$598,354	$508,343
Storage	126,241	117,403	463,111	375,531
Consolidated Adjusted EBITDA	$287,802	$268,090	$1,061,465	$883,874

Fourth Quarter 2023 and Full Year 2023 Results2

Tim Boswell, President and Chief Financial Officer, commented, "2023 was a record year financially across all metrics, and we are carrying momentum into 2024 to drive another year of record performance. And we are delivering these outstanding results despite mixed commercial and market indicators in 2023, which is a testament to the strength of our business model and strategy. Across the portfolio, rental rates generally offset volume declines, which were consistent with the contraction of non-residential construction start square footage and retail demand throughout the year relative to record 2022 levels. Through the middle of February, modular unit VAPS contribution inflected to historical highs and VAPS penetration in storage units continued to build. In the same time frame, modular activations and net orders were up year-over-year, while storage activations were in line with non-residential start square footage. Margins continue to be a tailwind, with Adjusted EBITDA margin of 44.9% up 360 basis points for the year, and with in-flight initiatives across all revenue streams supporting margins as we head into 2024."

Boswell continued, "Our capital allocation framework remains consistent, and our allocation process remains disciplined and demand-driven. We generated $577 million of Free Cash Flow, and see a clear path to $700 million of Free Cash Flow irrespective of the recently announced McGrath acquisition. We invested $185 million of Net Capex in 2023, which approximates maintenance levels given our lower fleet utilization. We invested $562 million in M&A, expanding our offering and total addressable market. And we invested $811 million in share repurchases, resulting in an 8.6% reduction in our share count over the last 12 months. Together, the consistent application of this framework over time drove Return on Invested Capital of 18% and 35% growth in earnings per share from continuing operations in 2023"

Boswell concluded, "At the midpoint of our 2024 guidance, we expect revenue to grow by 8% to $2,560 million and Adjusted EBITDA to grow by 10% to $1,163 million, with margins up approximately 50 basis points, resulting in yet another record year financially. Our track record and outlook are the predictable result of a strategy constructed to deliver consistent growth and returns over time. And heading into 2024, our organic and inorganic investments are extending that horizon appreciably."

Capitalization and Liquidity Update2
As of and for the three months ended December 31, 2023, except where noted:
•Generated $166 million of Free Cash Flow in the fourth quarter, up 35% year-over-year.
•Invested $76 million of capital in one acquisition during the quarter, with $562 million invested in the last 12 months.
•Increased excess availability to approximately $1.2 billion under our asset backed revolving credit facility.
•Weighted average pre-tax interest rate, inclusive of both the 3.44% floating-to-fixed interest rate swap that we executed in January 2023 and the 3.70% floating-to-fixed interest rate swap that we executed in January 2024 is approximately 5.9%. Annual cash interest expense based on the current debt structure and benchmark rates is approximately $212 million. Our debt structure is approximately 77% / 23% fixed-to-floating after giving effect to all interest rate swaps.
•No debt maturities prior to 2025. We have ample liquidity available to redeem or refinance our $527 million 2025 notes, using either our asset backed revolver or other sources of capital, and intend to do so opportunistically prior to maturity in a manner that optimizes our interest costs.
•Leverage is at 3.3x last 12 months Adjusted EBITDA from continuing operations of $1,061 million, which is inside our target range of 3.0x to 3.5x.
•Repurchased 3.5 million shares of Common Stock for $136 million in the quarter, contributing to a 8.6% reduction in our share count over the last 12 months. We paused repurchasing shares in the middle of Q4 2023 as acquisition discussions advanced with McGrath RentCorp.

2024 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

$M	2023 Results	2024 Outlook (excludes MGRC)
Revenue	$2,365	$2,485 - $2,635
Adjusted EBITDA[2,3]	$1,061	$1,125 - $1,200
Net CAPEX[3,4]	$185	$250 - $300

1 - Assumes common shares outstanding as of December 31, 2023 versus common shares outstanding as of December 31, 2022.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Net Debt to Adjusted EBITDA and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") are included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore neither the most comparable GAAP measures nor reconciliations to the most comparable GAAP measures are provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Free Cash Flow incorporates results from discontinued operations. For comparability, we add back discontinued operations to reported revenue to calculate Free Cash Flow Margin.
6 - During the first quarter of 2023, the ground level office business within the Modular segment was transferred to the Storage segment, and associated revenues, expenses, and operating metrics were transferred to the Storage segment. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. See further discussion within the Unaudited Segment Operating Data tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin from continuing operations, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital, Net CAPEX and Net Debt to Adjusted EBITDA ratio. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin from continuing operations is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliations of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information regarding the most comparable GAAP financial measures and reconciling forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to those GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide the most comparable GAAP financial measures nor reconciliations of forward-looking Adjusted EBITDA, Net CAPEX, and Free Cash Flow to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide ranges of Adjusted EBITDA and Net CAPEX that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA and Net CAPEX calculations. The Company provides Adjusted EBITDA and Net CAPEX guidance because we believe that Adjusted EBITDA and Net CAPEX, when viewed with our results under GAAP, provides useful information for the reasons noted above.

Conference Call Information
WillScot Mobile Mini will host a conference call and webcast to discuss its fourth quarter 2023 results and 2024 outlook at 5:30 p.m. Eastern Time on Tuesday, February 20, 2024. To access the live call by phone, use the following link:
https://register.vevent.com/register/BI81d07f63acf943bb8b9f71d0aaa7bafe

You will be provided with dial-in details after registering. To avoid delays, we recommend that participants dial into the conference call 15 minutes ahead of the scheduled start time. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Fourth Quarter 2023 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 12 months on the Company’s investor relations website.

About WillScot Mobile Mini
WillScot Mobile Mini trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative and flexible temporary space solutions. The Company’s diverse product offering includes modular office complexes, mobile offices, classrooms, temporary restrooms, portable storage containers, blast protective and climate-controlled structures, clearspan structures, and a thoughtfully curated selection of furnishings, appliances, and other services so its solutions are turnkey for customers. WillScot Mobile Mini services diverse customer segments across all sectors of the economy from a network of approximately 250 branch locations and additional drop lots throughout the United States, Canada, and Mexico.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: our mergers and acquisitions pipeline, including our proposed acquisition of McGrath RentCorp, acceleration of our run rate, acceleration toward and the timing of our achievement of our three to five year milestones, growth and acceleration of cash flow, driving higher returns on invested capital, and Adjusted EBITDA margin expansion. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations, including our ability to complete the proposed acquisition of McGrath RentCorp and integrate its business; our ability to judge the demand outlook; our ability to achieve planned synergies related to acquisitions; our ability to successfully execute our growth strategy, manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs and inflationary pressures adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services and our ability to benefit from an inflationary environment; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2022), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Recent Developments
Entry into an Agreement to Acquire McGrath RentCorp
On January 28, 2024, the Company, along with its newly formed subsidiaries, Brunello Merger Sub I, Inc. (“Merger Sub I”) and Brunello Merger Sub II, LLC (“Merger Sub II”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with McGrath RentCorp ("McGrath"). Merger Sub I will merge with and into McGrath (the “First-Step Merger”), with McGrath surviving the First-Step Merger and, immediately thereafter, McGrath will merge with and into Merger Sub II (the “Second-Step Merger” and together with the First-Step Merger, the “McGrath Acquisition”), with Merger Sub II surviving the Second-Step Merger as a wholly owned subsidiary of the Company. At the effective time of the First-Step Merger, and subject to the terms and subject to the conditions set forth in the Merger Agreement, each outstanding share of the common stock of McGrath shall be converted into the right to receive either (i) $123.00 in cash or (ii) 2.8211 shares of validly issued, fully paid and nonassessable shares of the Company’s common stock. McGrath shareholders will receive for each of their shares either $123.00 in cash or 2.8211 shares of WillScot Mobile Mini common stock, as determined pursuant to the election and allocation procedures in the merger agreement under which 60% of McGrath’s outstanding shares will be converted into the cash consideration and 40% of McGrath’s outstanding shares will be converted into the stock consideration. Under the terms of the Merger Agreement, we expect McGrath’s shareholders would own approximately 12.6% of the Company following the McGrath Acquisition.

The McGrath Acquisition has been approved by the Company and McGrath’s respective boards of directors. The McGrath Acquisition is subject to customary closing conditions, including receipt of regulatory approval and approval by McGrath’s shareholders, and is expected to close in the second quarter of 2024.

In connection with the Merger Agreement, the Company entered into a commitment letter on January 28, 2024, which was further amended and restated on February 12, 2024 (the "Commitment Letter"), pursuant to which certain financial institutions have committed to make available to WSI, in accordance with the terms of the Commitment Letter, (i) an $875 million eight year senior secured bridge credit facility, (ii) an $875 million five year senior secured bridge credit facility and (iii) an upsize to WSI's existing $3.7 billion ABL Facility by $750 million to $4.45 billion to repay McGrath's existing credit facilities and notes, fund the cash portion of the consideration, and pay the fees, costs and expenses incurred in connection with the McGrath Acquisition and the related transactions, subject to customary conditions.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Jake Saylor
investors@willscotmobilemini.com	jake.saylor@willscot.com

WillScot Mobile Mini Holdings Corp.
Consolidated Statements of Operations

	Unaudited
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
Revenues:
Leasing and services revenue:
Leasing	$477,895	$455,903	$1,833,935	$1,621,690
Delivery and installation	102,197	105,756	437,179	429,152
Sales revenue:
New units	18,313	15,016	48,129	40,338
Rental units	13,971	13,879	45,524	51,443
Total revenues	612,376	590,554	2,364,767	2,142,623
Costs:
Costs of leasing and services:
Leasing	98,065	100,703	398,467	376,868
Delivery and installation	78,680	77,775	317,117	322,636
Costs of sales:
New units	10,340	9,136	26,439	24,011
Rental units	6,938	6,691	23,141	26,907
Depreciation of rental equipment	75,177	67,926	265,733	256,719
Gross profit	343,176	328,323	1,333,870	1,135,482
Expenses:
Selling, general and administrative	146,405	139,018	596,090	567,407
Other depreciation and amortization	20,550	16,410	72,921	62,380
Currency (gains) losses, net	(131)	762	6,754	886
Other (income) expense, net	(821)	925	(15,354)	(6,673)
Operating income	177,173	171,208	673,459	511,482
Interest expense	59,125	44,546	205,040	146,278
Income from continuing operations before income tax	118,048	126,662	468,419	365,204
Income tax expense from continuing operations	31,720	27,644	126,575	88,863
Income from continuing operations	86,328	99,018	341,844	276,341

Discontinued operations:
Income from discontinued operations before income tax	—	10,256	4,003	63,468
Gain on sale of discontinued operations	—	1,407	176,078	35,456
Income tax expense from discontinued operations	—	24,281	45,468	35,725
(Loss) income from discontinued operations	—	(12,618)	134,613	63,199

Net income	$86,328	$86,400	$476,457	$339,540

Earnings per share from continuing operations attributable to WillScot Mobile Mini common shareholders:
Basic	$0.45	$0.46	$1.72	$1.27
Diluted	$0.44	$0.46	$1.69	$1.25
Earnings per share from discontinued operations attributable to WillScot Mobile Mini common shareholders:
Basic	$—	$(0.05)	$0.68	$0.30
Diluted	$—	$(0.06)	$0.67	$0.28
Earnings per share attributable to WillScot Mobile Mini common shareholders:
Basic	$0.45	$0.41	$2.40	$1.57
Diluted	$0.44	$0.40	$2.36	$1.53
Weighted average shares:
Basic	191,171,967	209,373,239	198,554,885	216,808,577
Diluted	194,097,351	213,872,403	201,849,836	221,399,162

Unaudited Segment Operating Data
The Company operates in two reportable segments: Modular and Storage. Modular represents the activities of the North American modular business, excluding ground level offices, which were transferred to the Storage segment during the first quarter of 2023. Storage represents the activities of the North American portable storage and ground level office business. All periods presented have been retrospectively revised to reflect this change within the Modular and Storage segments. Effective January 1, 2023, we transferred approximately 6,000 Ground Level Office (GLO) modular products from the Modular Solutions segment to our Storage Solutions segment. We transferred these legacy WillScot GLOs to the Storage Solutions segment because they are modified container products that can be operated more efficiently on the legacy Mobile Mini branch and logistics infrastructure. The adjustment transferred approximately $49.8 million of revenue and $20.8 million of Adjusted EBITDA on an annualized basis from Modular Solutions to Storage Solutions. We recast historical segment financial results and operating key performance indicators (KPIs) to reflect this transfer.
For the three months ended December 31, 2022, this transfer resulted in approximately $12.9 million of revenue, $7.6 million of gross profit, and $5.9 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. For the year ended December 31, 2022, this resulted in approximately $49.8 million of revenue, $28.5 million of gross profit, and $20.8 million of Adjusted EBITDA being transferred from the Modular segment to the Storage segment. As part of the transfer, we adjusted the average monthly rental rate for modular units (Ground Level Offices) in the Storage segment to incorporate Value-Added Products specifically applicable to Ground Level Offices.
Comparison of Three Months Ended December 31, 2023 and 2022

	Three Months Ended December 31, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$387,515	$224,861	$612,376
Gross profit	$180,972	$162,204	$343,176
Adjusted EBITDA from continuing operations	$161,561	$126,241	$287,802
Capital expenditures for rental equipment	$43,810	$17,069	$60,879
Average modular space units on rent	81,826	17,962	99,788
Average modular space utilization rate	65.2%	57.6%	63.7%
Average modular space monthly rental rate	$1,155	$863	$1,102
Average portable storage units on rent	546	150,263	150,809
Average portable storage utilization rate	68.9%	71.1%	71.1%
Average portable storage monthly rental rate	$319	$266	$266

	Three Months Ended December 31, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$356,160	$234,394	$590,554
Gross profit	$165,107	$163,216	$328,323
Adjusted EBITDA from continuing operations	$150,687	$117,403	$268,090
Capital expenditures for rental equipment	$57,968	$22,598	$80,566
Average modular space units on rent	83,702	21,933	105,635
Average modular space utilization rate	67.5%	69.9%	68.0%
Average modular space monthly rental rate	$1,028	$759	$972
Average portable storage units on rent	569	184,632	185,201
Average portable storage utilization rate	65.7%	89.2%	89.1%
Average portable storage monthly rental rate	$227	$220	$220

Comparison of Year Ended December 31, 2023 and 2022

	Year Ended December 31, 2023
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$1,495,666	$869,101	$2,364,767
Gross profit	$700,226	$633,644	$1,333,870
Adjusted EBITDA from continuing operations	$598,354	$463,111	$1,061,465
Capital expenditures for rental equipment	$184,993	$41,612	$226,605
Average modular space units on rent	81,870	18,952	100,822
Average modular space utilization rate	65.6%	61.1%	64.7%
Average modular space monthly rental rate	$1,111	$826	$1,058
Average portable storage units on rent	496	153,890	154,386
Average portable storage utilization rate	62.5%	73.3%	73.2%
Average portable storage monthly rental rate	$251	$238	$238

	Year Ended December 31, 2022
(in thousands, except for units on rent and rates)	Modular	Storage	Total
Revenue	$1,342,033	$800,590	$2,142,623
Gross profit	$583,837	$551,645	$1,135,482
Adjusted EBITDA from continuing operations	$508,343	$375,531	$883,874
Capital expenditures for rental equipment	$279,079	$118,297	$397,376
Average modular space units on rent	82,517	22,291	104,808
Average modular space utilization rate	67.5%	72.4%	68.5%
Average modular space monthly rental rate	$966	$682	$905
Average portable storage units on rent	516	169,049	169,565
Average portable storage utilization rate	58.7%	86.9%	86.8%
Average portable storage monthly rental rate	$208	$192	$192

WillScot Mobile Mini Holdings Corp.
Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$10,958	$7,390
Trade receivables, net of allowances for credit losses at December 31, 2023 and December 31, 2022 of $81,656 and $57,048, respectively	451,130	409,766
Inventories	47,406	41,030
Prepaid expenses and other current assets	57,492	31,635
Assets held for sale – current	2,110	31,220
Total current assets	569,096	521,041
Rental equipment, net	3,381,315	3,077,287
Property, plant and equipment, net	340,887	304,659
Operating lease assets	245,647	219,405
Goodwill	1,176,635	1,011,429
Intangible assets, net	419,709	419,125
Other non-current assets	4,626	6,683
Assets held for sale – non-current	—	268,022
Total long-term assets	5,568,819	5,306,610
Total assets	$6,137,915	$5,827,651
Liabilities and equity
Accounts payable	$86,123	$109,349
Accrued expenses	129,621	109,542
Accrued employee benefits	45,564	56,340
Deferred revenue and customer deposits	224,518	203,793
Operating lease liabilities – current	57,408	50,499
Current portion of long-term debt	18,786	13,324
Liabilities held for sale – current	—	19,095
Total current liabilities	562,020	561,942
Long-term debt	3,538,516	3,063,042
Deferred tax liabilities	554,268	401,453
Operating lease liabilities – non-current	187,837	169,618
Other non-current liabilities	34,024	18,537
Liabilities held for sale – non-current	—	47,759
Long-term liabilities	4,314,645	3,700,409
Total liabilities	4,876,665	4,262,351
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 189,967,135 and 207,951,682 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	20	21
Additional paid-in-capital	2,089,091	2,886,951
Accumulated other comprehensive loss	(52,768)	(70,122)
Accumulated deficit	(775,093)	(1,251,550)
Total shareholders' equity	1,261,250	1,565,300
Total liabilities and shareholders' equity	$6,137,915	$5,827,651

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic and ongoing operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA From Continuing Operations
Adjusted EBITDA is a non-GAAP measure defined as net income (loss) before income tax expense (benefit), net interest (income) expense, depreciation and amortization adjusted for certain items not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides unaudited reconciliations of Income from continuing operations to Adjusted EBITDA from continuing operations:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Income from continuing operations	$86,328	$99,018	$341,844	$276,341
Income tax expense from continuing operations	31,720	27,644	126,575	88,863
Interest expense	59,125	44,546	205,040	146,278
Depreciation and amortization	95,727	84,337	338,654	319,099
Currency (gains) losses, net	(131)	762	6,754	886
Restructuring costs, lease impairment expense and other related charges	—	—	22	168
Transaction costs	1,472	(10)	2,259	25
Integration costs	3,466	2,302	10,366	15,484
Stock compensation expense	8,352	7,101	34,486	29,613
Other	1,743	2,390	(4,535)	7,117
Adjusted EBITDA from continuing operations	$287,802	$268,090	$1,061,465	$883,874
The following tables provide unaudited reconciliations of Income before income tax to Adjusted EBITDA for the ground level office segment adjustment:

	Three Months Ended December 31,	Year Ended December 31,
(in thousands)	2022	2022
Income before income tax	$5,021	$17,142
Depreciation	899	3,624
Adjusted EBITDA	$5,920	$20,766
Adjusted EBITDA Margin From Continuing Operations
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business. The following table provides unaudited reconciliations of Adjusted EBITDA Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Adjusted EBITDA from continuing operations (A)	$287,802	$268,090	$1,061,465	$883,874
Revenue (B)	$612,376	$590,554	$2,364,767	$2,142,623
Adjusted EBITDA Margin from Continuing Operations (A/B)	47.0%	45.4%	44.9%	41.3%
Income from continuing operations (C)	$86,328	$99,018	$341,844	$276,341
Income from Continuing Operations Margin (C/B)	14.1%	16.8%	14.5%	12.9%

Net Debt to Adjusted EBITDA From Continuing Operations Ratio
Net Debt to Adjusted EBITDA ratio is defined as Net Debt divided by Adjusted EBITDA from continuing operations from the last twelve months. We define Net Debt as total debt from continuing operations net of total cash and cash equivalents from continuing operations. Management believes that the presentation of Net Debt to Adjusted EBITDA ratio provides useful information to investors regarding the performance of our business. The following table provides an unaudited reconciliation of Net Debt to Adjusted EBITDA ratio:

(in thousands)	December 31, 2023
Long-term debt	$3,538,516
Current portion of long-term debt	18,786
Total debt	3,557,302
Cash and cash equivalents	10,958
Net debt (A)	$3,546,344

Adjusted EBITDA from continuing operations for the year ended December 31, 2023 (B)	$1,061,465
Net Debt to Adjusted EBITDA ratio (A/B)	3.3
Free Cash Flow and Free Cash Flow Margin
Free Cash Flow is a non-GAAP measure. We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Total Revenue including discontinued operations. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful additional information concerning cash flow available to fund our capital allocation alternatives. Free Cash Flow as presented includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023. The following table provides unaudited reconciliations of Free Cash Flow and Free Cash Flow Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$219,322	$200,420	$761,240	$744,658
Purchase of rental equipment and refurbishments	(60,879)	(82,673)	(226,976)	(443,138)
Proceeds from sale of rental equipment	13,316	18,440	51,290	70,703
Purchase of property, plant and equipment	(5,485)	(13,411)	(22,237)	(43,664)
Proceeds from the sale of property, plant and equipment	6	130	13,272	1,775
Free Cash Flow (A)	$166,280	$122,906	$576,589	$330,334

Revenue from continuing operations (B)	$612,376	$590,554	$2,364,767	$2,142,623
Revenue from discontinued operations	—	24,938	8,694	201,565
Total Revenue including discontinued operations (C)	$612,376	$615,492	$2,373,461	$2,344,188
Free Cash Flow Margin (A/C)	27.2%	20.0%	24.3%	14.1%

Net cash provided by operating activities (D)	$219,322	$200,420	$761,240	$744,658
Net cash provided by operating activities margin (D/C)	35.8%	32.6%	32.1%	31.8%
Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Management believes that the presentation of Net CAPEX provides useful information regarding the net capital invested in our rental fleet and property, plant and equipment each year to assist in analyzing the performance of our business. As presented below, Net CAPEX including discontinued operations includes amounts for the former Tank and Pump segment through September 30, 2022 and the former UK Storage Solutions segment through January 31, 2023.

The following table provides unaudited reconciliations of Net CAPEX, which is calculated using metrics from our Statements of Cash Flows:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Total purchases of rental equipment and refurbishments	$(60,879)	$(82,673)	$(226,976)	$(443,138)
Total proceeds from sale of rental equipment	13,316	18,440	51,290	70,703
Net CAPEX for Rental Equipment	(47,563)	(64,233)	(175,686)	(372,435)
Purchase of property, plant and equipment	(5,485)	(13,411)	(22,237)	(43,664)
Proceeds from sale of property, plant and equipment	6	130	13,272	1,775
Net CAPEX including discontinued operations	(53,042)	(77,514)	(184,651)	(414,324)
UK Storage Solutions Net CAPEX	—	(2,848)	87	(25,724)
Tank and Pump Net CAPEX	—	—	—	(21,438)
Net CAPEX from continuing operations	$(53,042)	$(74,666)	$(184,738)	$(367,162)
Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 26% effective in 2023. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities. Denominator is calculated as a four quarter average for annual metrics and two quarter average for quarterly metrics.
The following table provides unaudited reconciliations of Return on Invested Capital, which is calculated using metrics from our Balance Sheets and Statements of Operations. Average Invested Capital and Adjusted EBITDA related to our former Tank and Pump segment and former UK Storage Solutions segment have been excluded prospectively from July 1, 2022 and January 1, 2023, respectively, and prior periods have not been adjusted.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Total Assets	$6,137,915	$5,827,651	$6,137,915	$5,827,651
Goodwill	(1,176,635)	(1,069,573)	(1,176,635)	(1,069,573)
Intangible assets, net	(419,709)	(425,539)	(419,709)	(425,539)
Total Liabilities	(4,876,665)	(4,262,351)	(4,876,665)	(4,262,351)
Long Term Debt	3,538,516	3,063,042	3,538,516	3,063,042
Net Assets excluding interest bearing debt and goodwill and intangibles	$3,203,422	$3,133,230	$3,203,422	$3,133,230
Average Invested Capital (A)	$3,208,368	$3,127,148	$3,124,064	$3,121,035

Adjusted EBITDA	$287,802	$280,079	$1,061,465	$956,576
Depreciation	(87,716)	(79,887)	(312,830)	(314,531)
Adjusted EBITA (B)	$200,086	$200,192	$748,635	$642,045

Statutory Tax Rate (C)	26%	25%	26%	25%
Estimated Tax (B*C)	$52,022	$50,048	$194,645	$160,511
Adjusted earnings before interest and amortization (D)	$148,064	$150,144	$553,990	$481,534
ROIC (D/A), annualized	18.5%	19.2%	17.7%	15.4%